                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15
Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange
Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of
                                the Securities
                             Exchange Act of 1934.

                     Commission File Number   333-2375-01

                        DIAMOND ENERGY OPERATING COMPANY
             (Exact name of registrant as specified in its charter)

                         5735 Pineland Drive, Suite 300
                              Dallas, Texas  75231
                                 (214) 692-1800
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

            Guarantees of 10 1/2% Senior Subordinated Notes due 2006 (Title of each class of securities covered by this Form)

                                      None
  (Titles of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       [_]            Rule 12h-3(b)(1)(ii)  [_]
Rule 12g-4(a)(1)(ii)      [_]            Rule 12h-3(b)(2)(i)   [_]
Rule 12g-4(a)(2)(i)       [_]            Rule 12h-3(b)(2)(ii)  [_]
Rule 12g-4(a)(2)(ii)      [_]            Rule 15d-6            [X]
Rule 12h-3(b)(1)(i)       [X]

Approximate number of holders of record as of the certification or notice date:
25

Pursuant to the requirements of the Securities Exchange Act of 1934, Diamond Energy Operating Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                        DIAMOND ENERGY OPERATING COMPANY

DATE:     February 25, 1998             BY:    /s/ Joe Callaway
      ----------------------------         ---------------------------------
                                        NAME:    Joe Callaway
                                        TITLE:   Vice President